Exhibit 10.1

For Immediate Release

Omagine, Inc. Record Date Set

For Rights Offering and Warrant Distribution

NEW YORK, February 14, 2012 – Omagine, Inc. (OTCBB: OMAG) today announced that February 24, 2012 is the “Record Date” for its recently announced Rights Offering and Warrant Distribution.

Omagine, Inc. (the “Company”) filed a Registration Statement with the Securities and Exchange Commission (“SEC”) to register the Common Shares underlying the Company’s Rights and Warrants being distributed to its shareholders as of the Record Date and that Registration Statement was declared effective by the SEC on February 13, 2012.

Each Company shareholder as of 5 pm Eastern Time in the United States on February 24, 2012 will receive, at no charge, one Right and two Warrants for each 4 Common Shares then held by such shareholder.

Each Right will entitle its holder to purchase one Common Share at a subscription price of $1.25 per share and an over-subscription privilege at the same price per share. Record Shareholders may exercise their Rights any time after the Record Date and prior to 5 pm Eastern Time in the United States on March 30, 2012.

In addition, pursuant to the Warrant Distribution, each Company shareholder as of 5 pm Eastern Time in the United States on February 24, 2012 will receive, at no charge, for each four Common Shares then held by such shareholder, (a) one Warrant exercisable for the purchase of one Common Share at $5.00 per share, and (b) one Warrant exercisable for the purchase of one Common Share at $10.00 per share.

All fractional Rights and Warrants will be rounded up to the nearest whole Right or Warrant.

The Company’s president, Frank J. Drohan, remarked: “I urge our shareholders to read our recently filed Prospectus and Registration Statement for the full details, terms and conditions of the Rights Offering and Warrant Distribution.”

This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

About Omagine, Inc.

Omagine, Inc., through its subsidiaries, is focused on real-estate, entertainment and hospitality development opportunities in the Middle East and North Africa (“MENA Region”). Governments in the MENA Region are seeking to diversify their economies through projects that create employment and tourism destinations. It is the Company’s opinion that this strategic vision combined with the enormous financial resources in the MENA Region will continue to present superb development opportunities.

Shareholders, investors or interested parties may also visit the Company’s website at www.omagine.com.

This press release does not purport to be a complete description of the Rights Offering or the Warrant Distribution and, for a complete description of both the Rights Offering and the Warrant Distribution, investors and shareholders are directed to the full text of the Company’s Prospectus and Registration Statement which have been filed with the SEC. A link to the Company’s SEC filings may be found on the Company’s website www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine, Inc.’s business are detailed in the Company's SEC reports. The Company urges investors to read the SEC Reports and cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Contact:

Omagine, Inc.
Corporate Inquiries
Charles P. Kuczynski, Vice-President
(212) 563-4141
ckuczynski@omagine.com